October 18, 2019

Gary Shedlin
Senior Managing Director & Chief Financial Officer
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055

       Re: BlackRock, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 28, 2018
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed February 28, 2019
           File No. 001-33099

Dear Mr. Shedlin:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Finance